 EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

                We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 7, 2002 relating to the consolidated financial statements of Intelligent Reasoning Systems, Inc. and subsidiary, which appears in the Current Report on Form 8-K/A of Photon Dynamics, Inc. dated July 16, 2001.

/s/ PricewaterhouseCoopers LLP

Austin, Texas
June 10, 2002